Exhibit 10.5
AMENDMENT NO. 5 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
CHS Inc. (formerly known as Cenex Harvest States Cooperatives), pursuant to the power of amendment reserved to it in Section 8.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of January 1, 2007
1.	Section 4.0 of the Plan is amended to read in full as follows:

Section 4.6. Time and Form of Participant’s Benefit.
     (a) Payment of Benefit. The Actuarial Value of the benefit payable under this Article IV will be paid in a single lump sum upon a Participant’s benefit distribution date. For this purpose, the term “benefit distribution date” shall mean the date that is six (6) months after the Participant’s separation from service (as that term is defined under Section 409A of the Code). Payment shall be deemed paid as of the benefit distribution date if it is made no later than the last day of the calendar year in which occurs the benefit distribution date, or if later, the 15th day of the third calendar month following the benefit distribution date.
     (b) Grandfathered Participants. With respect to any “grandfathered” participant whose benefit is computed under a traditional defined benefit formula pursuant to Section 4.4(c) (and not as an account balance benefit under Section 4.2), the Actuarial Value shall be determined as of the separation date, and then such single sum shall be credited with interest for the period beginning on the separation date and ending on the payment date (using the “applicable interest rate” as defined under Section 417(e) of the Code.)
     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 8th day of November, 2007.

CHS INC.
By	/s/ John D Johnson
	Its	President and CEO